SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): July 29, 2003

Emerson Electric Co.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Indentification Number)

8000 West Florissant Avenue St. Louis, Missouri	63136

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

(314) 553-2000

Item 9.    Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders – 3 Month Summary
(Percent change. Trailing 3-month average versus prior year.)

	Apr. '03	May '03	Jun '03
Process Control	+5 to +10	+10 to +15	+5 to +10
Industrial Automation	+10 to +15	+5 to +10	+5
Electronics and Telecom	-10	-10 to -5	-5 to 0
HVAC	0 to +5	-5 to 0	+5
Appliance and Tools	-5 to 0	-5 to 0	-5 to 0
Total Emerson	0 to +5	0 to +5	0 to +5

June ‘03 Order Comments:

Favorable currency exchange rates positively affected June orders approximately 5 percent. Underlying trends (excluding currency, acquisitions, and divestitures) are down slightly as North America continues to be weak. The direction of the trend was favorable as underlying orders turned slightly positive in the month of June.

Process orders reflect strength in the systems business worldwide, offset by softness in North America.

Industrial Automation orders reflect steady international demand in most industrial goods markets offset by weakness in North America.

Electronics and Telecommunications orders continue to be impacted by broad weakness in the telecommunications markets.

HVAC orders reflect increases in Europe and Asia.

Appliance and Tools orders reflect softness in the commercial storage and motors businesses and mixed results in the consumer related businesses.

Webcast of David N. Farr's Banc of America Presentation:

Emerson will Webcast the presentation by CEO David N. Farr at the Banc of America Electrical Equipment & Multi-Industry Conference on Thursday, July 31, 2003.

To listen to the presentation, which will begin at 9:30 a.m. Eastern Time and conclude by approximately 10:15 a.m., you may access the live listen-only audio webcast and downloadable slides by going to the Investor Relations section of Emerson's Web site at www.gotoemerson.com/financial and completing a short web-based registration form.

An archive of the presentation will be available starting approximately two hours after the live event ends. To access the webcast archive, visit the Investor Relations section of Emerson's Web site at www.gotoemerson.com/financial. The audio archive will be available until Thursday, August 7, 2003.

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Upcoming Investor Events

On Tuesday August 5, 2003 Emerson will issue the Company's third quarter results. Emerson senior management will discuss the results during an investor conference call that will be held that same day. The call will begin at 2:00 p.m. Eastern Time (1:00 p.m. Central Time). All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Updates to the timing of this conference call and further details of upcoming events will be posted in the Calendar of Events area in the Investor Relations sections of the corporate web site as they occur.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: July 29, 2003	By:	/s/ H.M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary

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